                                                                EXHIBIT (10)-3


                                      WEC
                                    -------
                       SENIOR EXECUTIVE SEVERANCE POLICY
          ----------------------------------------------------------
                                 Introduction
                               -----------------


            Northern States Power Company, a Minnesota corporation ("NSP") and Wisconsin Energy Corporation, a Wisconsin corporation ("WEC") have entered into an Agreement and Plan of Merger dated as of April 28, 1995 (the "Merger Agreement"), whereby the NSP and WEC organizations will merge with WEC as the surviving parent (the "Combination"). The Board of Directors of WEC recognizes that the pendency of the Combination, and the inevitable adjustments that will occur during the transition period following the Combination, may result in the loss or distraction of employees of WEC and its Subsidiaries to the detriment of WEC and its shareholders.

            The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of WEC and its shareholders. The Board also believes that during the pendency of the Combination and the transition period thereafter, the Board should be able to receive and rely on disinterested service from employees without concern that employees might be distracted or concerned by personal uncertainties and risks.

            In addition, the Board believes that it is consistent with WEC's employment practices and policies and in the best interests of WEC and its shareholders to treat fairly its employees whose employment terminates in connection with or following the Combination.
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            Accordingly, the Board has determined that appropriate steps should be taken to assure WEC of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the Combination.

            Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

                                   ARTICLE I
                             ESTABLISHMENT OF PLAN
                             ---------------------

            As of the Effective Date, WEC hereby establishes a separation compensation plan known as the WEC Senior Executive Severance Policy, as set forth in this document.


                                  ARTICLE II
                                  DEFINITIONS
                                 -------------

            As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

            (a) ANNUAL INCENTIVE AWARD. The highest amount a Participant received as an annual incentive award in any of the three years prior to a termination of employment entitling the Participant to a Separation Benefit.

            (b) ANNUAL COMPENSATION. The sum of a Participant's Annual Salary and Annual Incentive Award.




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            (c)   ANNUAL SALARY.  The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Corporation or deferred pursuant to a written plan or agreement with the Corporation, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Corporation long-term or short-term incentive plan or any similar payment.

            (d)   BOARD.  The Board of Directors of Wisconsin Energy
Corporation.

            (e) CODE. The Internal Revenue Code of 1986, as amended from time to time.

            (f)   COMMITTEE.  The Compensation Committee of the Board.

            (g) CORPORATION. Wisconsin Energy Corporation and any successor thereto.

            (h) DATE OF THE COMBINATION. The Effective Time, as defined in the Merger Agreement.

            (i) DATE OF TERMINATION. The date on which a Participant ceases to be an Employee.

            (j)   EFFECTIVE DATE.  The date of the Merger Agreement.




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            (k)   EMPLOYEE.  Any full-time, regular-benefit, non-bargaining
employee of an Employer. The term shall exclude all individuals employed as independent contractors, temporary employees, other benefit employees, non-benefit employees, leased employees, even if it is subsequently determined that such classification is incorrect.

            (l) EMPLOYER. The Corporation or a Subsidiary which has adopted the Plan pursuant to Article V hereof.

            (m) PARTICIPANT. An individual who is designated as such pursuant to Section 3.1.

            (n) SEPARATION BENEFITS. The benefits described in Section 4.3 that are provided to qualifying Participants under the Plan.

            (o)   PLAN.  The WEC Senior Executive Severance Policy.

            (p) SEPARATION PERIOD. The period beginning on a Participant's Date of Termination and ending on the third anniversary thereof.

            (q) SUBSIDIARY. Any corporation in which the Corporation, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.







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            (r)   TARGET ANNUAL INCENTIVE.  The Annual Incentive that the
Participant would have received for the year in which his or her Date of Termination occurs, if the target goals had been achieved.


                                  ARTICLE III
                                  ELIGIBILITY
                                 -------------

            3.1 PARTICIPATION. Each of the individuals named on Schedule 1 hereto shall be a Participant in the Plan. Schedule 1 may be amended by the Board from time to time to add individuals as Participants.

            3.2 DURATION OF PARTICIPATION. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he ceases to be an Employee of any Employer, unless, at the time he ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence described in Section 4.2(a) which would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

                                  ARTICLE IV
                              SEPARATION BENEFITS
                           ------------------------

            4.1 RIGHT TO SEPARATION BENEFIT. A Participant shall be entitled to receive Separation Benefits in accordance with Section 4.3 if the Participant ceases to be an Employee for any reason specified in
Section 4.2(a).
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            4.2   TERMINATION OF EMPLOYMENT.

                  (a) TERMINATIONS WHICH GIVE RISE TO SEPARATION BENEFITS UNDER THIS PLAN. Except as set forth in subsection (b) below, a Participant shall be entitled to Separation Benefits if at any time before the second anniversary of the Date of the Combination:

                        (i) the Participant ceases to be an Employee by action of the Employer or any of its affiliates (excluding any transfer to another Employer);

                        (ii) the Participant's Annual Salary is reduced below the higher of (x) the amount in effect on the Effective Date and (y) the highest amount in effect at any time thereafter, and the Participant ceases to be an Employee by his or her own action within 90 days after the occurrence of such reduction;

                        (iii) the Participant's duties and responsibilities or the program of incentive compensation and retirement and welfare benefits offered to the Participant are materially and adversely diminished in comparison to the duties and responsibilities or the program of benefits enjoyed by the Participant on the Effective Date, and the Participant ceases to be an Employee by his or her own action within 90 days after the occurrence after such reduction;

                        (iv) the Participant is required to be based at a location more than 50 miles from the location where the Participant was based and performed services on the Effective Date, and the Participant ceases to be an Employee by his or her own action within 90 days after such relocation;


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
                        (v) an Employer or any affiliate of an Employer sells or otherwise distributes or disposes of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the requirements of subsection (b)(iv) of this
Section 4.2 are not met, and the Participant ceases to be an Employee upon or within 90 days after such sale, distribution or disposition.

                  (b) TERMINATIONS WHICH DO NOT GIVE RISE TO SEPARATION BENEFITS UNDER THIS PLAN. If a Participant's employment is terminated for Cause, disability, retirement, or a qualified sale of business (as those terms are defined below), or voluntarily by the Participant in the absence of an event described in subsection (a)(ii), (iii) or (iv) of this Section 4.2, the Participant shall not be entitled to Separation Benefits under the Plan.

                        (i) A termination for disability shall have occurred where a Participant is terminated because illness or injury has prevented him from performing his duties (as they existed immediately prior to the illness or injury) on a full time basis for 180 consecutive business days.

                        (ii) A termination by retirement shall have occurred where a Participant's termination is due to his voluntary late, normal or early retirement under a pension plan sponsored by his Employer or its affiliates, as defined in such plan.

                        (iii) A termination for Cause shall have occurred where a Participant is terminated because of:

                        (A) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Corporation or one of its affiliates (other than any such
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
            failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or an elected officer of the Corporation which specifically identifies the manner in which the Board or the elected officer believes that the Participant has not substantially performed the Participant's duties, or

                        (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation.

For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation.

                        (iv) A termination due to a qualified sale of business shall have occurred where an Employer or an affiliate of an Employer has sold, distributed or otherwise disposed of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the Participant has been offered employment with the purchaser of such subsidiary, branch or other business unit or the corporation or other entity which is the owner thereof on substantially the same terms and conditions under which he worked for the Employer (including, without limitation, base salary, duties and responsibilities, program of benefits and location where based). Such terms and conditions shall also
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
include, without limitation, a legally binding agreement or plan covering such Participant, providing that upon a termination of employment with the subsidiary, branch or business unit (or the corporation or other entity which is the owner thereof) or any successor thereto of the kind described in
Article VI of this Plan, at any time before the second anniversary of the Date of the Combination, the Participant's employer or any successor will pay to each such former Participant an amount equal to the separation benefit and other benefits that such former Participant would have received under the Plan had he been a Participant at the time of such termination. For purposes of this subsection, the new employer plan or agreement must treat service with any Employer (irrespective of whether the Employer was an affiliate of the Corporation or the Employee was a Participant at the time of such service) and the new employer as continuous service for purposes of calculating separation benefits.

            4.3   SEPARATION BENEFITS.

                  (a) If a Participant's employment is terminated in circumstances entitling him to a separation benefit as provided in
Section 4.2(a), the Participant's Employer shall pay such Participant, within ten days of the Date of Termination, a cash lump sum as set forth in subsection (b) below and the continued benefits set forth in subsection (c) below. For purposes of determining the benefits set forth in subsections (b) and (c), if the termination of the Participant's employment is based upon a reduction of the Participant's Annual Salary or benefits as described in subsection (ii) or (iii) of Section 4.2, such reduction shall be ignored.

                  (b) The cash lump sum referred to in Section 4.3(a) shall equal the aggregate of the following amounts:

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
                  (i) the sum of (1) the Participant's Annual Salary through the Date of Termination to the extent not theretofore paid,
            (2) the product of (x) the Target Incentive and (y) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, and
            (3) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

                  (ii)  an amount equal to the product of (1) three, and
            (2) the sum of (x) the Participant's Annual Salary and (y) the higher of the Target Annual Incentive or the Annual Incentive Award; and

                  (iii) an amount equal to the difference between (a) the
            actuarial equivalent of the benefit under the Corporation's qualified defined benefit retirement plan (the "Retirement Plan") and any excess or supplemental retirement plans in which the Participant participates (together, the "SERP") which the Participant would receive if his or her employment continued during the Separation Period, assuming that the Participant's compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the termination or, if higher, on the Effective Date, and (b) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan and the SERP on the Date of Termination and the Effective Date.

                  (c) The continued benefits referred to above shall be as follows:

                  (i) During the Separation Period, the Participant and his family shall be provided with medical, dental and life insurance benefits as if the Participant's employment had not been terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Corporation's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period;

                  (ii) The Corporation shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in his or her sole discretion (but at a cost to the Corporation of not more than $30,000) or, at the Participant's option, the use of office space, office supplies and equipment and secretarial services for a period not to exceed one year;
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
                  (iii) The Corporation shall continue to provide the
            Participant with financial planning counseling benefits through the second anniversary of the Date of Termination, on the same terms and conditions as were in effect immediately before the termination or, if more favorable, on the Effective Date; and

                  (iv) The Corporation shall transfer to the Participant, at no cost to the Participant, the title to the company car being used by the Participant as of the Date of Termination.

To the extent any benefits described in this Section 4.3(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Employer shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

            4.4 OTHER BENEFITS PAYABLE. The cash lump sum and continuing benefits described in Section 4.3 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law.

            4.5   CERTAIN REDUCTION OF PAYMENTS BY THE CORPORATION.

                  (a) For purposes of this Section 4.5, (i) a Payment shall mean any payment or distribution in the nature of compensation to or for the
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
benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) Separation Payment shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant's taxable income for the immediately preceding taxable year;
(iv) "Present Value" shall mean such value determined in accordance with
Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.

                  (b) Anything in this Agreement to the contrary notwithstanding, in the event Price Waterhouse or such other certified public accounting firm designated by the Participant (the "Accounting Firm") shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Separation Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Separation Payments shall be reduced to such Reduced Amount. All fees payable to the Accounting Firm shall be paid solely by the Corporation.

                  (c) If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Separation Payments equals the Reduced Amount), and shall advise the Corporation in writing of his election within ten days of his receipt of notice. If no such election is made by the Participant within such ten-day period, the Corporation may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Corporation and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Corporation shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan.

                  (d) While it is the intention of the Corporation to reduce the amounts payable or distributable to the Participants hereunder only if the aggregate Net After Tax Receipts to a Participant would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, either upon the assertion of a deficiency by the Internal Revenue Service against either the Corporation or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Corporation together with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under
Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

            4.6   PAYMENT OBLIGATIONS ABSOLUTE.

            Subject to Section 4.5, the obligations of the Corporation and the Employers to pay the separation benefits described in Section 4.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.3(c)(i).
                                    - 15 -
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                                   ARTICLE V
                            PARTICIPATING EMPLOYERS
                         -----------------------------

            This Plan may be adopted by any Subsidiary of the Corporation. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are Participants pursuant to Section 3.1.

                                  ARTICLE VI
                           SUCCESSOR TO CORPORATION
                        -------------------------------

            This Plan shall bind any successor of the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place.

            In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation's obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The term "Corporation," as used in this Plan, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

                                  ARTICLE VII
                      DURATION, AMENDMENT AND TERMINATION
                  ------------------------------------------

            7.1 DURATION. If the Combination has not occurred, this Plan shall expire five years from the Effective Date, unless extended for an additional period or periods by resolution adopted by the Board.

            If the Combination occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 4.5 have been made.

            7.2 AMENDMENT. Except as provided in Section 7.1, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants.

            7.3 FORM OF AMENDMENT. The form of any amendment of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Corporation, certifying that the amendment has been approved by the Board.

                                 ARTICLE VIII
                                 MISCELLANEOUS
                             --------------------

            8.1 INDEMNIFICATION. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Corporation or the Employer will pay for all actual legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action.

            8.2 EMPLOYMENT STATUS. This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Corporation's policies or those of its Subsidiaries regarding termination of employment.

            8.3 CLAIM PROCEDURE. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Corporation shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Human Resources Department of the Corporation and must be received within 30 days after termination of employment. If the Corporation determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Corporation determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Corporation a notice that the claimant contests the denial of his or her claim by the Corporation and desires a further review. The Corporation shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Corporation. The Corporation will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within

60 days of the written request for review, unless the Corporation determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Corporation fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Corporation shall be deemed to have denied the claim.

            8.4 VALIDITY AND SEVERABILITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            8.5 GOVERNING LAW. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Wisconsin, without reference to principles of conflict of law, except to the extent pre-empted by federal law.



























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